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                                                                   EXHIBIT 10.40


                                AGREEMENT OF SALE

         AGREEMENT OF SALE (this "Agreement"), dated as of April 16, 1998 between Richard D. Krause, having an address of 26 Fawn Drive, Flemington, NJ 08822 and William P. Krause, having an address of 713 Rosedale Road, Princeton, NJ 08540 ("Seller") and Blue Fish Clothing, Inc., a Pennsylvania corporation having an office at 3 Sixth Street, Frenchtown, NJ 08825 ("Purchaser").

                                    ARTICLE 1

        1.1 Sale of Premises. Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase and acquire from Seller, fee simple title to the property described in Schedule A annexed hereto (the "Premises").

        1.2 Title to Premises. Title to the Premises shall be good, marketable and insurable at regular rates by a title insurer licensed in the State of New Jersey ("Title Insurer") subject to the existing tenancies, easements and restrictions of record listed in Schedule A and such state of facts as the survey attached as Schedule B may disclose ("Permitted Exceptions").

        1.3   Title Defects. Purchaser shall furnish to Seller within thirty
              (30) days from the date hereof, a copy of a title commitment issued by the Title Insurer with respect to the Premises together with a statement specifying any defects in title which are not Permitted Exceptions ("Purchaser's Statement"). Seller shall proceed in good faith and with due diligence to remove any such defects. If Seller cannot or will not remove such defects within sixty (60) days of receipt of Purchaser's Statement, Purchaser shall have the right, upon notice to Seller and the Escrow Agent, as defined herein, given within ten (10) days after expiration of such sixty (60) day period, either to (a) waive the defect(s) and close title without abatement or reduction in the purchase price, or (b) terminate this Agreement and obtain a refund of the Deposit, as defined
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              herein, and upon such refund, this Agreement and all rights and obligations of the respective parties hereunder shall be null and void. If Purchaser does not advise Seller and the Escrow Agent of its election to terminate this Agreement within such period, Purchaser shall conclusively be deemed to have waived such right of termination on account of such defect(s).

                                    ARTICLE 2

        2.1 Purchase Price. The purchase price for the Premises shall be Three Hundred Seventy Five Thousand ($375,000) Dollars (the "Purchase Price").

        2.2 Payment of Purchase Price. The Purchase Price shall be payable as follows:

                  (a) upon execution of this Agreement by both parties, the sum of Thirty Seven Thousand Five Hundred ($37,500) Dollars shall be paid by Purchaser to the Escrow Agent, as defined herein, by check (subject to collection) to be held pursuant to the provisions of Section 2.3 hereof (the "Deposit");.

                  (b) upon closing of title (i) the Deposit and any interest earned thereon and (ii) the balance of the purchase price, Three Hundred Thirty Seven Thousand Five Hundred ($337,500) Dollars, plus or minus any net closing adjustments provided herein, payable by certified, cashier's or attorneys' trust account check or by wire transfer of immediately available federal funds (the "Purchase Price Balance").

        2.3   Escrow Terms.

                  (a) The Deposit shall be held in escrow by John A. Schaff,
                      Esquire (the "Escrow Agent") in an interest bearing account until disbursed as herein provided. Any interest accrued on the Deposit shall be paid to whichever party is entitled to the Deposit in accordance with the


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                      provisions of this Agreement but shall not be credited
                      against any portion of the Purchase Price. The Deposit shall be held and disbursed by Escrow Agent in the following manner:

                           (i)   to Seller at the closing; or

                           (ii) to Seller upon receipt of written demand therefor, stating that either (x) this Agreement has been terminated pursuant to a provision herein which states that Seller is entitled to the Deposit upon termination, and certifying the basis for such termination or
                                 (y) Purchaser has defaulted in the performance of Purchaser's obligations under this Agreement and the facts and circumstances underlying such default; provided however, that the Escrow Agent shall not honor such demand until at least ten (10) days after it has sent a copy of such demand to Purchaser, nor thereafter if Escrow Agent shall have received written notice of objection from Purchaser in accordance with the provisions of clause (b) of this Section 2.3; or

                           (iii) to Seller upon termination of this Agreement by
                                 Purchaser, pursuant to any provision hereof which states that Seller is entitled to the Deposit upon such termination; or

                           (iv) to Purchaser upon receipt of written demand therefor, stating that either (x) this Agreement has been terminated pursuant to a provision hereof which states that Purchaser is entitled to the Deposit upon termination, and certifying the basis for such termination, or
                                 (y) Seller has defaulted in performance of Seller's obligations under this Agreement and the facts and circumstances underlying such default or that Purchaser is otherwise entitled to the Deposit under the provisions of this Agreement; provided, however, that Escrow Agent shall not honor such demand until at least ten
                                 (10) days after it has sent a copy of such demand to Seller, nor thereafter if Escrow Agent


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                                 shall have received written notice of objection
                                 from Seller in accordance with the provisions of clause (b) of this Section 2.3

                  (b) Upon receipt of written demand for the Deposit by
                      Purchaser or Seller pursuant to clause (ii), (iii) or (iv) of Section 2.3, Escrow Agent shall promptly send a copy thereof to the other party. The other party shall have the right to object to the delivery of the Deposit by sending written notice of such objection to Escrow Agent within the greater of five (5) days or three (3) business days after Escrow Agent delivers a copy of the written demand to the objecting party but not thereafter. Such notice shall set forth the basis for objecting to the delivery of the Deposit. Upon receipt of such notice, Escrow Agent shall promptly send a copy thereof to the party who made the written demand.

                  (c) In the event of any dispute between the parties regarding the Deposit, Escrow Agent, at its option, may disregard all instructions received and either (i) hold the Deposit until the dispute is mutually resolved and Escrow Agent is advised of this fact in writing by both Seller and Purchaser, or Escrow Agent is otherwise instructed by a final unappealable judgment of a court of competent jurisdiction, or (ii) deposit the Deposit into a court of competent jurisdiction (whereupon Escrow Agent shall be released and relieved of any and all liability and obligations hereunder from and after the date of such deposit).

                  (d) In the event Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive conflicting instructions, claims or demands from the parties hereto, or instructions which conflict with any of the provisions of this Agreement, Escrow Agent shall be entitled (but not obligated) to refrain from taking any action other than to keep safely the Deposit until Escrow Agent shall be instructed otherwise in writing signed by both Seller and Purchaser, or by final judgment of a court of competent jurisdiction.



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                                    ARTICLE 3

        3.1 Due Diligence Period. Purchaser shall have the right to make such due diligence analysis and inspection, upon prior written notification to Seller, to conduct such inspections of the Premises as Purchaser shall in its sole discretion deem advisable ("Permitted Activities"). All Permitted Activities shall be at the sole expense of Purchaser and Purchaser shall repair any damage or disturbance to the Premises. Purchaser shall defend, indemnify, protect, release, and hold Seller harmless from all actions, claims, costs, judgments, suits, fines, enforcement actions, damages or expenses, including, but not limited to, reasonable attorneys' fees and all litigation and settlement costs, arising from Purchaser's conduct of Permitted Activities. All such inspections shall be done within thirty (30) days from the date this Agreement is executed by all parties (the "Due Diligence Period"). This Section 3.1 shall survive the Closing, as hereinafter defined.

        3.2 Right of Termination. Purchaser shall have the right to terminate this Agreement within five (5) days after the expiration of the Due Diligence Period by written notice to Seller.

        3.3 ISRA Non-Applicability. Upon satisfaction of all other contingencies Seller shall make application to the New Jersey Department of Environmental Protection for a Letter of Non-Applicability under the New Jersey Industrial Site Recovery Act with respect to the transactions contemplated by this Agreement. In the event Seller is unable to obtain such a letter either party may elect to terminate this Agreement by written notice to the other..

        3.4 Effect of Termination. In the event this Agreement is terminated pursuant to Sections 3.2 or 3.3 the Deposit shall be paid to Purchaser and neither party shall have any further liability to the other hereunder.

        3.5 Representations and Warranties; Release and Indemnification. Purchaser understands and agrees that Seller makes no representations or warranties respecting the Premises except as are set forth herein and that the Premises are being sold "AS IS". Purchaser accepts and assumes all risks and liabilities


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              associated with the Premises resulting from current and past uses by Seller and any predecessor owner or user of the Premises including, but not limited to, risks and liabilities arising under any and all present, future and contingent laws and regulations including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), the New Jersey Compensation and Control Act ("Spill Act") and any and all common law theories including, but not limited to, strict liability ("Common Law"). Purchaser waives all present, future and contingent rights, claims and actions the Purchaser has or may have against Seller related in any way to the Premises arising under any and all present, future and contingent laws and requirements including, but not limited to, CERCLA, the Spill Act and Common Law This Section 3.5 shall survive the Closing, as hereinafter defined

        3.6 Buyer's Acceptance. By closing on the sale of the Premises and accepting title to the Premises from Seller, Purchaser represents and warrants that Purchaser has had the opportunity to undertake appropriate due diligence investigation activities regarding all matters which may materially and adversely affect the Premises including, but not limited to, any and all environmental matters that may be identified during the course of appropriate due diligence investigations conducted prior to the sale of real property and that Purchaser has either exercised or waived this opportunity. Purchaser also represents and warrants that Seller has not made any representations to Purchaser, either verbal or written, concerning the condition of the Premises and that Purchaser is relying solely on Purchaser's due diligence investigation to determine the condition of the Premises. This
              Section 3.6 shall survive the Closing, as hereinafter defined.

                                    ARTICLE 4

        4.1 Closing Date. The closing of the transaction contemplated hereby shall occur on or about June 30, 1998 (the "Closing").



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        4.2   Deliveries by Seller. On the Closing Seller shall deliver to
              Purchaser the following:

                  (a) duly executed Deed of Bargain and Sale with Covenant
                      Against Grantor's Acts for the Premises in proper statutory form for recordation;

                  (b) duly executed Affidavit of Title;

                  (c) original tax bill for the Premises; and

                  (d) such other documents and instruments as Purchaser or its
                      Title Insurer may reasonably request in order to perfect title to the Premises in Purchaser in accordance with the terms of this Agreement or otherwise to carry out the purposes of this Agreement.

        4.3 Deliveries by Purchaser. On the Closing, Purchaser shall pay to Seller the Purchase Price Balance and shall deliver to Seller the following:

                  (a) resolution of the Board of Directors of Purchaser
                      authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified as a true copy by the Secretary of Purchaser; and

                  (b) an incumbency certificate with respect to the officers of
                      Purchaser who executed this Agreement on behalf of Purchaser.

        4.4 Form 1099. On the Closing Date the Seller and Purchaser shall execute and deliver a Form 1099 and shall instruct counsel for Purchaser to file the same with the Internal Revenue Service.

                                    ARTICLE 5

        5.1 Closing Adjustments. The following apportionments and adjustments shall be made as of 12:00 midnight on the day preceding the Closing Date:



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                  (a) real estate taxes assessed against the Premises based on the calendar year assessed;

                  (b) the amount of real estate transfer tax payable shall be allowed as a credit to Purchaser;

                  (c) if there are any confirmed or unconfirmed special
                      assessments against the Premises, Purchaser shall be allowed a credit if the work giving rise to the assessment was completed prior to the date of this Agreement, but if the work giving rise to the assessment was completed subsequent to the date of this Agreement, same shall be paid or assumed by Purchaser;

                  (d) rents, and

                  (e) all charges for utilities (unless such utilities are the obligation of Purchaser under the present lease to the Premises).

                                    ARTICLE 6

        6.1 Default. Either Seller or Purchaser may terminate this Agreement by notice to the other party in the event of a material default by the other party which remains uncured for ten (10) business days after notice thereof unless such default cannot be cured by the payment of money and cannot with due diligence be cured within such ten (10) day period, in which case the defaulting party shall have such longer period as shall be necessary to cure such default, so long as the defaulting party proceeds to promptly cure such default within such ten (10) day period, prosecutes such cure to completion with due diligence and advises the other party of the actions which the defaulting party is taking and the progress being made. If the defaulting party decides to utilize such longer period to cure such default, such default shall be cured within thirty (30) days following the aforesaid ten (10) day period. If such default is


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              not cured within such thirty (30) day period, the non-defaulting party may terminate this Agreement.

        6.2   Remedies.

                  (a) By Seller. If Seller fulfills its obligations hereunder but Purchaser materially breaches any agreement contained herein, Seller shall have the right to terminate this Agreement and receive the Deposit together with all interest earned thereon, and such payment when received by Seller shall constitute and be liquidated and agreed damages, whereupon this Agreement shall terminate and the parties shall be relieved of any further liability or obligation to each other.

                  (b) By Purchaser. If Purchaser fulfills its obligations
                      hereunder, but Seller materially defaults under this Agreement beyond any applicable cure period, Purchaser shall be entitled, as its sole and exclusive remedies, to terminate this Agreement and recover the Deposit together with interest earned thereon, and when received by Purchaser shall constitute and be liquidated and agreed damages, whereupon this Agreement shall terminate and the parties hereto shall be relieved of any further liability to each other, it being expressly understood that such remedies shall be the sole and exclusive rights and remedies of Purchaser, and constitute fair and reasonable remedies for the damage sustained by Purchaser by reason of Seller's breach of this Agreement. Under no circumstances shall Seller be liable to Purchaser for any damages other than specified above, whether such damages are direct or consequential. Purchaser may hold over in the Premises between July 1, 1998 and September 30, 1998 at its current rental rate in the event that Seller is unable to close on June 30, 1998.



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                                    ARTICLE 7

        7.1 Brokerage Commission. The parties agree that they have dealt with each other and not through any real estate broker, person, firm or entity who would, by reason of such dealings, be able to claim a real estate brokerage or finder's fee as the procuring cause of this transaction. Each of the parties agrees to indemnify the other and hold the other harmless of and from any and all loss, cost, damage, injury or expense arising out of, or in any way related to, assertions, by any other person, firm or entity, of a claim to real estate brokerage or finder's fee based on the alleged contacts between the claiming party and the indemnifying party which have resulted in allegedly providing a broker or finder with the right to claim such commission or finder's fee. The provisions of this Section 7.1 shall survive the closing of title.

        7.2 Assignment. Purchaser may assign this Agreement and all its rights hereunder with prior notice to Seller. An assignee of this Agreement, in the event of any assignment, shall personally assume all of Purchaser's obligations hereunder in a writing delivered to Seller, and Purchaser shall continue to remain liable hereunder as a principal and not as a surety.

        7.3 Notices. All notices or other communications required or permitted to be given hereunder shall be given in writing and delivered personally or by a reputable priority delivery service such as Federal Express, addressed as to the appropriate party to the address provided at the beginning. with copies to: John A. Schaff, Esq., 115 Highway 202, Ringoes, NJ, 08551 and. Stanley V. Ragalevsky, Esq., Warner & Stackpole, LLP, 75 State Street, Boston, MA 02109.

                           The forgoing addresses may be changed or supplemented
               by written notice given as above provided. Any such notice sent by priority delivery service shall be deemed to have been received by the addressee on the day after transmittal, or, if delivered personally, on the date of such delivery.



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        7.4   Attorneys' Fees. In the event any action or proceeding is
              commenced to obtain a declaration of rights hereunder, to enforce any provision hereof, or to seek rescission of this Agreement for default contemplated herein, whether legal or equitable, the prevailing party in such action shall be entitled to recover its reasonable attorneys' fees in addition to all other relief to which it may be entitled therein. All indemnities provided for herein shall include, but without limitation, the obligation to pay costs of defense in the form of court costs and attorneys' fees and disbursements.

        7.5 Heirs, Successors and Assigns. The terms agreements and conditions herein contained shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

        7.6   Recordation.  This Agreement shall not be recorded.

        7.7 Governing Law and Venue. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New Jersey. Any action relating to this Agreement shall be filed or instituted in the appropriate federal or state court in New Jersey, which shall be the exclusive venue for resolution of any dispute under this Agreement.

        7.8 Incorporation of Prior Agreements. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof, and no prior or other written or oral agreement or understanding pertaining to any such matter shall be effective for any purpose.

        7.9 Modification of Agreement. This Agreement may not be amended or modified, nor may any obligation or right hereunder be waived orally, and no such amendment, modification or waiver shall be effective for any purpose, unless it is in writing and signed by the party against whom enforcement thereof is sought.

        7.10 Counterparts. This Agreement may be executed and delivered in several counterparts, each of which, when so executed and delivered, shall constitute an original, fully enforceable counterpart for all purposes.



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       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.


WITNESS:

                                              /s/ Richard Krause
                                              ----------------------------------
                                                  Richard Krause


/s/ John A. Schaff
-----------------------------------

                                              /s/ William P.  Krause
                                              ----------------------------------
                                                  William P.  Krause



ATTEST:                                       Blue Fish Clothing,  Inc.




/s/ Richard E. Swarttz                        By /s/ Jeffrey L. Haims
-----------------------------------           ----------------------------------




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                                   SCHEDULE A

"KNOW YOUR LAND"                                                       1/23/92

[S. M. NORKEVICH LOGO]
S. M. NORKEVICH
SURVEYOR
P.O. BOX 118  FRENCHTOWN, NEW JERSEY 08825
(908) 996-2020

     Description of lands of Frederick A. Krause, being Lot 1 in Block 20, situated in the Borough of Frenchtown, County of Hunterdon, State of New Jersey.

     Beginning at a corner in Sixth Street, being the Southwesterly corner to lands of Joseph J. Szwed and also being the termination of course No. 1 as recorded in Deed Book 1018, Page 976 at the Hunterdon County Clerk's Office. Said corner is on a reference course of S 84[degree symbol] 26' 30" W a distance of 284.0 feet from a spike found at the intersection of Sixth Street and Harrison Street. Thence:

1) S 84[degree symbol] 26' 30" W a distance of 154.94 feet along Sixth Street to an iron pipe found marking the Northwesterly corner to lands of Susan Stone and being in line of lands of the State of New Jersey-Department of Environmental Protection. Thence:

2) N 09[degree symbol] 45' W a distance of 194.02 feet along the lands of the State of New Jersey to an iron for a corner to a tract of land of Frederick A. Krause. Thence:

3) N 84[degree symbol] 21' 25" E a distance of 169.13 feet along said lands of Krause and running along the portion of an alley previously vacated by the Borough of Frenchtown, then along the middle of the public alley for approximately 29 feet at the termination of this course, to a spike in said alley which mark the Northwesterly corner to the above mentioned lands of Joseph J. Szwed. Thence:

4) S 05[degree symbol] 33' 30" E a distance of 193.75 feet along the lands of Szwed, and running Easterly of a stone cartway which runs from Sixth Street to Seventh Street through this parcel, to the point and place of beginning.

     Containing 0.72 of a calculated acre, in accordance with a survey performed by S.M. Norkevich - Surveyor.

     Basis of bearing for the foregoing description is referenced to the New Jersey State Plane Grid System.

     Subject to the rights of the public in the use of a 6 foot wide strip of land, approximately 29 feet in length at the Easterly end of course No. 3 being one-half the width of a 12 foot wide alley.

     Subject to the rights of the public, as the same now exist, in the use of Sixth Street.
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     Subject to the rights of others in the use of the stone cartway along course No. 4, in accordance with an agreement between Frederick A. Krause and the Borough of Frenchtown, to allow the passage of fire apparatus and rescue equipment and to allow useage by adjoining property owners.

     Subject to drainage easement reserved by the Borough of Frenchtown through the vacated alley as recorded in Deed Book 681, Page 1.

     Subject to a 20 foot wide sanitary sewer easement of the Borough of Frenchtown along course No. 2, herein.

     Subject to electric company and/or telephone company easements of record.



Subject to Easement Agreement of Access to Loading Dock - Sprinkler System.

Subject to terms of License Agreement for Parking
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                                   SCHEDULE B

Plan of Survey of the lands of Frederick A. Krause dated January 23, 1992.